Exhibit 4.5

NETEASE, INC.

AMENDED AND RESTATED 2019 SHARE INCENTIVE PLAN

ADOPTED BY THE BOARD EFFECTIVE FEBRUARY 22, 2023 (the “Effective Date”)

1.            Purposes of the Plan. The purposes of this Plan are to attract and retain the best available personnel, to provide additional incentives to Employees, Directors and Consultants and to promote the success of the business of the Company and the Group Members through the awarding of Restricted Share Units and Options.

2.            Definitions. The following definitions shall apply as used herein and in the individual Award Agreements except as defined otherwise in an individual Award Agreement. In the event a term is separately defined in an individual Award Agreement, such definition shall supersede the definition contained in this Section 2.

(a)            “Administrator” shall have the meaning set forth in Section 4(a)(iii) of this Plan.

(b)            “ADS” means an American Depositary Share of the Company, each of which represents five (5) Ordinary Shares and as it may be changed from time to time.

(c)            “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of U.S. federal securities laws, state corporate and securities laws, the Code, the laws of the Cayman Islands and the People’s Republic of China, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.

(d)            “Award” means the grant of an Option or Restricted Share Unit under the Plan.

(e)            “Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

(f)            “Board” means the Board of Directors of the Company.

(g)            “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(h)            “Committee” means any committee composed of members of the Board appointed by the Board to administer the Plan.

(i)            “Company” means NetEase, Inc., a corporation formed under the laws of the Cayman Islands, or any successor entity that adopts or assumes the Plan in connection with a Corporate Transaction.

(j)            “Consultant” means any natural person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by a Group Member to render consulting or advisory services to a Group Member and such services are not in connection with the Company’s sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s securities.

(k)            “Continuous Service” means that the provision of services to a Group Member in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to a Group Member notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws to the fullest extent not in violation of Applicable Laws. A Grantee’s Continuous Service shall be deemed to have terminated either upon an actual termination of Continuous Service or upon the entity for which the Grantee provides services ceasing to be a Group Member. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Group Member, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of a Group Member in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). Notwithstanding the foregoing, in the event of any spin-off of a Group Member, the Administrator may provide that the service as an Employee, Director or Consultant for such Group Member following such spin-off shall be deemed to be Continuous Service for purposes of the Plan and any Award under the Plan. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

Notwithstanding the terms set forth in the preceding paragraph, in the case of a grant of Incentive Share Options, references to “Group Member” shall be changed to “Subsidiary”.

(l)            “Corporate Transaction” means any of the following transactions to which the Company is a party, provided, however, that the Administrator shall determine, in its sole and absolute discretion, whether any such transaction or series of related transactions shall be a Corporate Transaction or not, and under (iv) and (v) whether multiple transactions are related, and the Administrator’s determination shall be final, binding and conclusive on all persons having an interest in such determination:

(i)            an amalgamation, arrangement, merger, consolidation, scheme of arrangement or comparable transaction in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the jurisdiction in which the Company is incorporated or which following such transaction the holders of the Company’s voting securities immediately prior to such transaction own, directly or indirectly, more than fifty percent (50%) of the voting securities of the Company or surviving entity;

(ii)            the sale, transfer or other disposition of all or substantially all of the assets of the Company (other than to a Subsidiary);

(iii)            the completion of a voluntary or insolvent liquidation or dissolution of the Company;

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(iv)            either (A) any takeover, reverse takeover, scheme of arrangement, or comparable transaction, or (B) a series of related transactions culminating in a takeover, reverse takeover, scheme of arrangement or comparable transaction (including, but not limited to, a tender offer followed by a takeover or reverse takeover) in which the Company survives but (A) the securities of the Company outstanding immediately prior to such transaction are converted or exchanged by virtue of the transaction into other property, whether in the form of securities, cash or otherwise, or (B) the securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s then outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such transaction culminating in such takeover, reverse takeover, scheme of arrangement or comparable transaction, or (C) the Company issues new voting securities in connection with any such transaction such that holders of the Company’s voting securities immediately prior to the transaction no longer hold more than fifty percent (50%) of the voting securities of the Company after the transaction; or

(v)            the acquisition in a single or series of related transactions by any person or related group of persons (other than Employees of one or more Group Members or entities established for the benefit of the Employees of one or more Group Members) of (A) control of the Board or the ability to appoint a majority of the members of the Board, or (B) beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s then outstanding securities.

(m)            “Director” means a member of the Board or the board of directors of any Group Member.

(n)            “Disability” means that the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment; provided, however, for purposes of determining the term of an Incentive Share Option pursuant to Section 6(b) hereof, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined under procedures established by the Administrator. Except in situations where the Administrator is determining Disability for purposes of the term of an Incentive Share Option pursuant to Section 6(b) hereof within the meaning of Section 22(e)(3) of the Code, the Administrator may rely on any determination that a Grantee is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Subsidiary in which a Grantee participates.

(o)            “Dividend Equivalent Right” means a right entitling the Grantee to compensation measured by dividends paid with respect to Ordinary Shares. Dividend Equivalent Rights may be granted as part of the terms of an Award of Restricted Share Units or on a stand-alone basis, and in either case such grant shall not reduce the number of Shares that may be granted under the Plan under Section 3(a) below.

(p)            “Employee” means any person, including an Officer or Director, who is in the employment of any Group Member, subject to the control and direction of a Group Member as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by a Group Member shall not be sufficient to constitute “employment” by a Group Member.

(q)            “Exchange Act” means the Securities Exchange Act of 1934, as amended.

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(r)            “Fair Market Value” means, as of any date, the value of Shares determined as follows:

(i)            If the Shares are listed on one or more established stock exchanges or national market systems, including without limitation The NASDAQ Global Select Market, The NASDAQ Global Market, The NASDAQ Capital Market of The NASDAQ Stock Market LLC or The Stock Exchange of Hong Kong Limited, its Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Shares are listed (such principal exchange or system to be determined by the Administrator) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported on the consolidated transaction reporting system or such other source as the Administrator deems reliable;

(ii)            If the Shares are regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such Shares as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a Share shall be the mean between the high bid and low asked prices for the Shares on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported on the automated quotation system or such other source as the Administrator deems reliable; or

(iii)            In the absence of an established market for the Shares of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Administrator in good faith.

(s)            “Grantee” means an Employee, Director or Consultant who receives an Award under the Plan.

(t)            “Group Member” means the Company, any Subsidiary or any Related Entity.

(u)            “Incentive Share Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(v)            “Non-Qualified Share Option” means an Option that is not intended to be an Incentive Share Option.

(w)            “Officer” means a person who is an officer of the Company or any other Group Member within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(x)            “Option” means a right granted to a Grantee pursuant to Section 6 of the Plan to purchase a specified number of Shares at a specified price during specified time periods. An Option may be either an Incentive Share Option or a Non-Qualified Share Option.

(y)            “Ordinary Share” means an ordinary share, US$0.0001 par value, of the Company.

(z)            “Plan” means this Amended and Restated 2019 Share Incentive Plan, which amends and restates in its entirety the Company’s previously adopted 2019 Restricted Share Unit Plan.

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(aa)          “Related Entity” means any corporation or other entity (including any subsidiary thereof) in or of which the Company or a Subsidiary holds a substantial economic interest, or possesses the power to direct or cause the direction of the management policies, directly or indirectly, through the ownership of voting securities, by contract, or other arrangements as trustee, executor or otherwise, but which, for purposes of the Plan, is not a Subsidiary and which the Administrator designates as a Related Entity in its sole and absolute discretion from time to time. For purposes of the Plan, any corporation or other entity in or of which the Company or a Subsidiary owns, directly or indirectly, securities or interests representing twenty percent (20%) or more of its total combined voting power of all classes of securities or interests shall be deemed a “Related Entity” unless the Administrator determines otherwise.

(bb)          “Restricted Share Units” means an Award which may be earned in whole or in part upon the passage of time or the attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator. Restricted Share Units may or may not be granted with Dividend Equivalent Rights.

(cc)          “Share” means an Ordinary Share or an ADS, except as otherwise provided in the Plan, in particular under Section 3 of the Plan.

(dd)          “Subsidiary” means any corporation or other entity Controlled by the Company. “Control” means, with respect to any such corporation or other entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such corporation or other entity whether through the ownership of the voting securities of such corporation or other entity or by contract or otherwise. Notwithstanding the foregoing, for purposes of the grant of Incentive Share Options, a Subsidiary shall mean only any corporation or other entity treated as a corporation for purposes of the Code that is part of an unbroken chain of corporations beginning with the Company and ending with the Subsidiary if, at the time of the granting of the Incentive Share Option, each of the corporations (or other entity treated as a corporation for purposes of the Code) other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. For purposes of the Plan, any “variable interest entity” that is consolidated into the consolidated financial statements of the Company under applicable accounting principles or standards as may apply to the consolidated financial statements of the Company shall be deemed a Subsidiary.

3.            Shares Subject to the Plan.

(a)            Subject to the provisions of Section 11 below, the maximum aggregate number of Shares which may be issued pursuant to all Awards is 322,458,300 Ordinary Shares or its equivalent in ADSs as determined in accordance with Section 3(b). The Shares to be issued pursuant to Awards may be authorized, but unissued Shares, treasury Shares or reacquired Shares. The maximum number of Incentive Share Options which may be granted is 322,458,300 Ordinary Shares or its equivalent in ADSs.

(b)            For purposes of calculating the number of Ordinary Shares issued under the Plan (and for purposes of calculating any limit set forth herein), the issuance of an ADS shall be deemed to be equal to a number of Ordinary Shares determined by multiplying (i) the number of ADSs issued by (ii) the ADS Multiplier. For purposes of the previous sentence, “ADS Multiplier” means the number of Ordinary Shares corresponding to one (1) ADS.

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(c)            For purposes of Section 3(a), Shares covered by an Award shall only be counted as used to the extent they are actually issued and delivered to a Grantee (or such Grantee’s permitted transferees as described in the Plan) pursuant to the Plan. In addition, if Shares are issued subject to conditions which may result in the forfeiture, cancellation or return of such Shares to the Company, any portion of the Shares forfeited, cancelled or returned shall be treated as not issued pursuant to the Plan. To the extent not prohibited by Applicable Law, Shares delivered by the Grantee or withheld by the Company upon the exercise of any Award under the Plan, in payment of the exercise price thereof or tax withholding thereon, may again be granted or awarded hereunder, subject to the limitations of Section 3(a). Notwithstanding the provisions of this Section 3(c), no Shares may again be granted or awarded if such action would cause an Incentive Share Option to fail to qualify as an incentive stock option under Section 422 of the Code.

4.            Administration of the Plan.

(a)            Plan Administrator.

(i)            Administration with Respect to Directors and Officers. With respect to grants of Awards to (x) Directors or (y) Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

(ii)            Administration With Respect to Consultants and Other Employees. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority as required by Applicable Laws and as the Board determines from time to time.

(iii)            The Administrator. The Board, a Committee or an Officer or Officers acting in accordance with the preceding provisions of this Section 4(a) shall be referred to herein as the “Administrator”. The Board shall at all times retain the authority to act as the Administrator and to amend, alter, change or revoke any authority previously granted to a Committee or to an Officer or Officers to act as the Administrator.

(iv)            Administration Errors. In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

(b)            Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

(i)            to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

(ii)            to determine whether and to what extent Awards are granted hereunder;

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(iii)            to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder and the exercise price;

(iv)            to approve forms of Award Agreements for use under the Plan;

(v)            to determine the terms and conditions of any Award granted hereunder;

(vi)            to amend the terms of any outstanding Award granted under the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines; provided that any amendment that would materially adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent;

(vii)            to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan;

(viii)            to grant Awards to Employees, Directors and Consultants employed in different countries on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to further the purpose of the Plan;

(ix)            to determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(x)            to reduce the exercise price per Share subject to an Option;

(xi)            to determine whether each Option is to be an Incentive Share Option or a Non-qualified Share Option; and

(xii)            to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator; provided that any Administrator that is not the Board may not exercise any right or power reserved to the Board. Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final, conclusive and binding on all persons having an interest in the Plan.

(c)            Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or any other Group Member, members of the Board and any Officers or Employees of the Company or any other Group Member to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.

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5.            Eligibility. Subject to Section 6(b), Awards may be granted to Employees, Directors and Consultants. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards.

6.            Options.

(a)            General. The Administrator is authorized to grant Options to Grantees on the following terms and conditions:

(i)            Exercise Price. The exercise price per Share subject to an Option shall be determined by the Administrator and set forth in the Award Agreement which may be a fixed or variable price related to the Fair Market Value of the Shares. The exercise price per Share subject to an Option may be adjusted in the absolute discretion of the Administrator, the determination of which shall be final, binding and conclusive. For the avoidance of doubt, to the extent not prohibited by Applicable Law, a re-pricing of Options mentioned in the preceding sentence shall be effective without the approval of the Company’s shareholders or the approval of the Grantees. Notwithstanding the foregoing, the following rules shall apply: (1) the exercise price per Share for an Option granted to a Grantee who is subject to taxation under the Code shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option, (2) the exercise price per Share for an Option granted to a Grantee that is designated as an Incentive Share Option shall comply with the provisions of Section 6(b)(iii) below, and (3) the exercise price per Share subject to an Option under an Award Agreement shall not be increased without the approval of the relevant Grantees.

(ii)            Time and Conditions of Exercise. The Administrator shall determine the time or times at which an Option may be exercised in whole or in part, including exercise prior to vesting; provided that the term of any Option granted under the Plan shall not exceed ten years. The Administrator shall also determine any conditions, if any, that must be satisfied before all or part of an Option may be exercised, including setting any performance objectives or other vesting criteria.

(iii)            Payment. The Administrator shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation (1) cash or check denominated in U.S. Dollars, (2) cash or check in Chinese Renminbi, (3) cash or check denominated in any other local currency as approved by the Administrator, (4) Shares held for such period of time as may be required by the Administrator in order to avoid adverse financial accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof, (5) the delivery of a notice that the Grantee has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; provided that payment of such proceeds is then made to the Company upon settlement of such sale, and the methods by which Shares shall be delivered or deemed to be delivered to Grantees, (6) the withholding of Shares otherwise issuable under an Award having a Fair Market Value equal to the Taxes being withheld by the Company, (7) other property acceptable to the Administrator with a Fair Market Value equal to the exercise price, or (8) any combination of the foregoing. Notwithstanding any other provision of the Plan to the contrary, no Grantee who is a member of the Board or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option in any method which would violate Section 13(k) of the Exchange Act.

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(iv)            Type of Option. All Options shall be separately designated as Incentive Share Options or Non-qualified Share Options at the time of grant. Notwithstanding the foregoing, the Company shall have no liability to any Grantee or any other person if an Option designated as an Incentive Share Option fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the requirements of Section 409A of the Code. To the extent that all or a portion of an Option is designated as an Incentive Share Option but fails to satisfy all of the applicable requirements to be treated as an Incentive Share Option, it shall be treated as a Non-qualified Share Option.

(v)            Evidence of Grant. All Options shall be evidenced by an Award Agreement between the Company and the Grantee. The Award Agreement shall include such additional provisions as may be specified by the Administrator.

(b)            Incentive Share Options. Incentive Share Options shall be granted only to Employees of the Company or a Subsidiary of the Company. The terms of any Incentive Share Options granted pursuant to the Plan, in addition to the requirements of Section 6(a), must comply with the following additional provisions of this Section 6(b):

(i)            Expiration of Option. An Incentive Share Option may not be exercised to any extent by anyone after the first to occur of the following events, provided that an earlier time may be set forth in the Award Agreement:

a.	Ten years from the date it is granted, provided, however, that in the case of an Incentive Share Option granted to a Grantee who, at the time the Option is granted, owns Shares possessing more than ten percent of the total combined voting power of all classes of shares of the Company or any Parent or Subsidiary of the Company within the meaning of Section 422(b)(6) of the Code and the regulations promulgated thereunder, the term of the Incentive Share Option shall be five years from the date of grant thereof or such shorter term as set forth in the Award Agreement;

b.	Three months after the Grantee’s termination of employment as an Employee; and

c.	One year after the date of the Grantee’s termination of employment or service on account of Disability or death. Upon the Grantee’s Disability or death, any Incentive Share Options exercisable at the Grantee’s Disability or death may be exercised by the Grantee’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Grantee’s last will and testament, or, if the Grantee fails to make testamentary disposition of such Incentive Share Option or dies intestate, by the person or persons entitled to receive the Incentive Share Option pursuant to the applicable laws of descent and distribution.

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(ii)            Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which Incentive Share Options are first exercisable by a Grantee in any calendar year may not exceed US$100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Share Options are first exercisable by a Grantee in excess of such limitation, the excess shall be considered Non-Qualified Share Options. For purposes of applying this rule, options shall be taken into account in the order in which they are granted.

(iii)            Exercise Price. The exercise price of an Incentive Share Option shall be equal to the Fair Market Value on the date of grant. However, the exercise price of any Incentive Share Option granted to any individual who, at the date of grant, owns Shares possessing more than ten percent of the total combined voting power of all classes of shares of the Company or any Parent or Subsidiary of the Company may not be less than 110% of Fair Market Value on the date of grant.

(iv)            Transfer Restriction; Notification. An Incentive Share Option shall not be transferable except by will or by the laws of descent and distribution. The Grantee shall give the Company prompt notice of any disposition of Shares acquired by exercise of an Incentive Share Option within (1) two years from the date of grant of such Incentive Share Option or (2) one year after the transfer of such Shares to the Grantee.

(v)            Right to Exercise. During a Grantee’s lifetime, an Incentive Share Option may be exercised only by the Grantee.

(vi)            Shareholder Approval. The Company’s shareholders must have approved the Plan within one (1) year following the Effective Date in order for the Incentive Share Options to be granted.

(vii)            Time Limit for Grants. No grant of Incentive Share Options may be made at or after the 10th anniversary of the Effective Date.

7.            Restricted Share Units.

(a)            Grant of Restricted Share Units. The Administrator, at any time and from time to time, may grant Restricted Share Units to Grantees as the Administrator, in its sole discretion, shall determine. The Administrator, in its sole discretion, shall determine the number of Restricted Share Units to be granted to each Grantee.

(b)            Restricted Share Units Award Agreement. Each Award of Restricted Share Units shall be evidenced by an Award Agreement that shall specify any vesting conditions, the number of Restricted Share Units granted, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

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(c)            Form and Timing of Payment of Restricted Share Units. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Share Units shall become fully vested and nonforfeitable. Upon vesting, the Administrator, in its sole discretion, may pay Restricted Share Units in the form of cash, in Shares or in a combination thereof.

(d)            Forfeiture/Repurchase. Except as otherwise determined by the Administrator at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Share Units that are at that time unvested shall be forfeited or repurchased in accordance with the Award Agreement; provided, however, the Administrator may (a) provide in any Restricted Share Unit Award Agreement that restrictions or forfeiture and repurchase conditions relating to Restricted Share Units will be waived in whole or in part in the event of terminations resulting from specified causes, and (b) in other cases waive in whole or in part restrictions or forfeiture and repurchase conditions relating to Restricted Share Units.

8.	Terms and Conditions of Awards.

(a)            Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, the following: (i) increase in share price, (ii) earnings per share, (iii) total shareholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow, (xiii) revenue, (xiv) expenses, (xv) earnings before interest, taxes and depreciation, (xvi) economic value added, (xvii) market share, or (xviii) such other performance criteria determined by the Administrator. The performance criteria may be applicable to the Company, any other Group Member and/or any individual business units of the Company or any other Group Member. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement. In addition, the performance criteria shall be calculated in accordance with generally accepted accounting principles, but excluding the effect (whether positive or negative) of any change in accounting standards and any extraordinary, unusual or nonrecurring item, as determined by the Administrator, occurring after the establishment of the performance criteria applicable to the Award.

(b)            Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with any Group Member acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction (“Substitute Awards”). Substitute Awards shall not be charged against the limitation provided for in Section 3(a).

(c)            Deferral of Award Payment. Subject to the terms of the Plan, the Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon satisfaction of performance criteria or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

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(d)            Separate Programs. Subject to the terms of the Plan, the Administrator may establish one or more separate programs under the Plan for the purpose of issuing Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

(e)            Deferral. If the vesting or receipt of Shares under an Award is deferred to a later date, any amount (whether denominated in Shares or cash) paid in addition to the original number of Shares subject to such Award will not be treated as an increase in the number of Shares subject to the Award if the additional amount is based either on a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable by the Company at the later date will be based on the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment).

(f)            Transferability of Awards. Awards shall be transferable (i) by will and by the laws of descent and distribution and (ii) during the lifetime of the Grantee, to the extent and in the manner authorized by the Administrator and subject to the terms of the Plan. Notwithstanding the foregoing, the Grantee may designate one or more beneficiaries of the Grantee’s Award in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator, and such beneficiary or beneficiaries, in the event of the death of the Grantee, shall thereafter be entitled to exercise any Option granted to such Grantee.

(g)            Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other later date as is determined by the Administrator.

(h)            Paperless Administration. Subject to Applicable Laws, the Administrator may make Awards, provide applicable disclosure and procedures for exercise of Awards by an internet website or interactive voice response system for the paperless administration of Awards.

(i)            Foreign Currency. A Grantee may be required to provide evidence that any currency used to pay the exercise price of any Award was acquired and taken out of the jurisdiction in which the Grantee resides in accordance with Applicable Laws, including foreign exchange control laws and regulations. In the event the exercise price for an Award is paid in Chinese Renminbi or other foreign currency, as permitted by the Administrator, the amount payable will be determined by conversion from U.S. dollars at the official rate promulgated by the People’s Bank of China for Chinese Renminbi, or for jurisdictions other than the PRC, the exchange rate as selected by the Administrator on the date of exercise.

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9.            Taxes. The Company shall have the power and the right to deduct from any amount otherwise due to the Grantee, or withhold, or require a Grantee to remit to the Company, an amount sufficient to satisfy federal, state, provincial and local income, employment or other related taxes, in any jurisdiction, required by Applicable Law to be withheld with respect to any taxable event arising as a result of this Plan and any Award. With respect to withholding required in connection with any Award, the Company may require, or the Administrator may permit a Grantee to elect, that the withholding requirement be satisfied, in whole or in part, by having the Company withhold from Shares to be issued pursuant to such Award a number of Shares having an aggregate Fair Market Value on the date of withholding that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rates in such Grantee’s applicable jurisdiction for federal, state, provincial or local, employment or other related tax purposes that are applicable to such taxable income. Any election by a Grantee shall be irrevocable, made in writing, and shall be subject to any restrictions or limitations that the Administrator, in its sole discretion, deems appropriate. For purposes of Share withholding, the Fair Market Value of the withheld Shares shall be determined consistent with the applicable provisions of the applicable tax requirements, including without limitation the Code (as applicable), together with the regulations and official guidance promulgated thereunder.

10.            Conditions Upon Issuance of Shares. If at any time the Administrator determines that the delivery of Shares pursuant to the exercise, vesting or any other provision of an Award is or may be unlawful under Applicable Laws, the exercise, vesting or right to otherwise receive Shares pursuant to the terms of an Award shall be suspended until the Administrator determines that such delivery is lawful and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Company shall have no obligation to effect any registration or qualification of the Shares under any Applicable Laws.

11.            Adjustments Upon Changes in Capitalization. Subject to any required action by the shareholders of the Company and Section 12 hereof, the number of Shares covered by each outstanding Award, the exercise price of each Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a share split, reverse share split, share dividend, combination or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) any other transaction with respect to Shares including a corporate merger, consolidation, acquisition of property or shares, separation (including a spin-off or other distribution of shares or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” In the event of any distribution of cash or other assets to shareholders other than a normal cash dividend, the Administrator shall also make such adjustments as provided in this Section 11 or substitute, exchange or grant Awards to effect such adjustments (collectively “adjustments”). Any such adjustments to outstanding Awards will be effected in a manner that precludes the enlargement of rights and benefits under such Awards. In connection with the foregoing adjustments, the Administrator may, in its discretion, prohibit the issuance of Shares, cash or other consideration pursuant to Awards during certain periods of time. Except as the Administrator determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award. In the case of adjustments made pursuant to this Section 11, unless the Administrator specifically determines that such adjustment is in the best interests of the Company or its Subsidiaries, the Administrator shall, in the case of Incentive Share Options, ensure that any adjustments under this Section 11 will not constitute a modification, extension or renewal of the Incentive Share Options within the meaning of Section 424(h)(3) of the Code and in the case of Non-qualified Share Options, ensure that any adjustments under this Section 11 will not constitute a modification of such Non-qualified Share Options within the meaning of Section 409A of the Code.

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12.            Corporate Transaction. Except as may otherwise be provided in any Award Agreement or any other written agreement entered into by and between the Company and a Grantee, if a Corporate Transaction occurs, the Company as determined in the sole discretion of the Administrator and without the consent of the Grantee may take one or more of the following actions, including but not limited to with respect to a single Award:

(a)            accelerate the vesting, in whole or in part, of any Award;

(b)            purchase any Award for an amount of cash or Shares equal to the value that could have been attained upon the realization of the Grantee’s rights had such Award been currently fully vested (and, for the avoidance of doubt, if as of such date the Administrator determines in good faith that no amount would have been attained upon the realization of the Grantee’s rights, then such Award may be terminated by the Company without payment); or

(c)            provide for the assumption, conversion or replacement of any Award by the successor corporation or a parent or subsidiary of the successor corporation with other rights (including cash) or property selected by the Administrator in its sole discretion or the assumption or substitution of such Award by the successor or surviving corporation, or a parent or subsidiary thereof, with such appropriate adjustments as to the number and kind of Shares and exercise price as the Administrator deems, in its sole discretion, reasonable, equitable and appropriate. In the event the successor corporation refuses to assume, convert or replace outstanding Awards, the Awards shall fully vest and the Grantee shall have the right to receive payment as to all of the Shares subject to the Award.

13.            Effective Date and Term of Plan. The Plan shall become effective upon the Effective Date. It shall continue in effect for a term of ten (10) years unless sooner terminated. Subject to Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

14.            Amendment, Suspension or Termination of the Plan.

(a)            The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s shareholders to the extent such approval is required by Applicable Laws. In addition, in order to assure the viability of Awards granted to Grantees employed in various jurisdictions, the Administrator may, in its sole discretion, provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom applicable in the jurisdiction in which the Grantee resides or is employed. Moreover, the Administrator may approve such supplements to, amendments, restatements, or alternative versions of the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted that would violate any Applicable Laws.

(b)            No Award may be granted during any suspension of the Plan or after termination of the Plan.

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(c)            No suspension or termination of the Plan (including termination of the Plan under Section 12 above) shall adversely affect any rights under Awards already granted to a Grantee.

15.            Reservation of Shares.

(a)            The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

(b)            The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

16.            No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with his or her right or the right of a Group member to terminate the Grantee’s Continuous Service at any time, with or without cause, and with or without notice.

17.            No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or any other Group Member, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or any other Group Member, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Pension Plan” or “Welfare Plan” under the U.S. Employee Retirement Income Security Act of 1974, as amended.

18.            Unfunded Obligation. Grantees shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any other Group Member shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any other Group Member and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or any other Group Member. The Grantees shall have no claim against the Company or any other Group Member for any changes in the value of any assets that may be invested or reinvested by a Group Member with respect to the Plan.

19.            Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

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20.            Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board, the submission of the Plan to the shareholders of the Company for approval, nor any provision of the Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of Awards otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

21.            Code Section 409A Compliance. To the extent applicable, it is intended that the Plan and any grants hereunder comply with the requirements of Section 409A of the Code. Any provision that would cause the Plan or any awards granted hereunder to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

22.            Successors. Except as otherwise provided, any awards under the Plan shall be binding and inure to the benefit of and be enforceable by the Company and its assigns and successors in interest.

23.            Severability. The provisions of the Plan and any Award Agreement shall be deemed severable. The invalidity or unenforceability of any provision of the Plan or an Award Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of the Plan or Award Agreement, as applicable, in such jurisdiction or the validity, legality or enforceability of any provision of the Plan or Award Agreement, as applicable, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by Applicable Law.

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